As filed with the Securities and Exchange Commission on November 6, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Quad/Graphics, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1152983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

N61 W23044 Harry's Way
Sussex, Wisconsin	53089-3995
(Address of principal executive offices)	(Zip code)

Quad/Graphics, Inc. 2010 Omnibus Incentive Plan
(Full title of the plan)

Andrew R. Schiesl	Copy to:
Vice President, General Counsel and Secretary
Quad/Graphics, Inc.	Russell E. Ryba
N61 W23044 Harry's Way	Foley & Lardner LLP
Sussex, Wisconsin 53089-3995	777 East Wisconsin Avenue
(414) 566-2017	Milwaukee, Wisconsin 53202-5306
(Name, address and telephone number, including area code, of agent for service)	(414) 297-5668
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.025 per share	2,000,000 shares	$34.985	$69,970,000.00	$9,012.14
______________________________

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the Class A Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on October 31, 2013.

The prospectus related to this Registration Statement is a combined prospectus pursuant to Rule 429 and also relates to Registration Statements on Form S-8 filed by the Registrant with Registration Nos. 333-168924 and 333-183161.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

On August 18, 2010, Quad/Graphics, Inc., a Wisconsin corporation (the “Registrant”), filed a Registration Statement on Form S-8 (Registration No. 333-168924) to register 2,300,000 shares of class A common stock of the Registrant, par value $0.025 per share (the “Class A Common Stock”), issuable under the Quad/Graphics, Inc. 2010 Omnibus Incentive Plan, as amended (the “Omnibus Plan”). On August 8, 2012, the Registrant filed a Registration Statement on Form S-8 (Registration No. 333-183161) to register an additional 3,571,652 shares of Class A Common Stock issuable under the Omnibus Plan.

In March 2013, the Board of Directors of the Registrant approved amendments to the Omnibus Plan, which increased the number of shares of Class A Common Stock available for certain awards under the Omnibus Plan by 2,000,000 for a total of 7,871,652 shares. In the Registrant's Proxy Statement for its Annual Meeting of Shareholders filed April 15, 2013, the Board recommended that the shareholders of the Registrant approve this increase in shares available under the Omnibus Plan.

In May 2013, this increase of shares available under the Omnibus Plan was approved by the shareholders of the Registrant. The purpose of this Registration Statement is to register these 2,000,000 additional shares of Class A Common Stock issuable under the Omnibus Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant's Registration Statement on Form S-8 (Registration Nos. 333-168924 and 333-183161), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Sussex, State of Wisconsin, as of November 6, 2013.

QUAD/GRAPHICS, INC.

By:	/s/ J. Joel Quadracci
J. Joel Quadracci
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of November 6, 2013. Each person whose signature appears below constitutes and appoints J. Joel Quadracci, John C. Fowler and Andrew R. Schiesl, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name as a director of Quad/Graphics, Inc. to any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ J. Joel Quadracci	Chairman, President and Chief Executive Officer
J. Joel Quadracci	(Principal Executive Officer)

/s/ John C. Fowler	Executive Vice President and Chief Financial Officer
John C. Fowler	(Principal Financial Officer)

/s/ David J. Honan	Vice President, Corporate Controller and Chief Accounting Officer
David J. Honan	(Principal Accounting Officer)

S-1

Signature	Title

/s/ Betty Ewens Quadracci
Betty Ewens Quadracci	Director

/s/ William J. Abraham, Jr.
William J. Abraham, Jr.	Director

/s/ Douglas P. Buth
Douglas P. Buth	Director

/s/ Christopher B. Harned
Christopher B. Harned	Director

/s/ Thomas O. Ryder
Thomas O. Ryder	Director

/s/ John S. Shiely
John S. Shiely	Director

S-2

EXHIBIT INDEX

Form S-8 Registration Statement for
Quad/Graphics, Inc. 2010 Omnibus Incentive Plan

Exhibit Number	Document Description
(4.1)	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (Reg. No. 333-165259)).

(4.2)	Amended Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated April 27, 2011 and filed on May 3, 2011).

(4.3)
Quad/Graphics, Inc. 2010 Omnibus Incentive Plan, as amended (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2013).

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of Deloitte & Touche LLP.

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto).

(24)	Power of Attorney (included on the signature page hereto).

E-1